                                                                    Exhibit 10.4


                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT made as of this 11th day of March, 2004,

B E T W E E N:

                        COTT CORPORATION, a corporation incorporated under the laws of Canada

                        (hereinafter referred to as the "Corporation")

                                                               OF THE FIRST PART

                        - and -

                        JOHN K. SHEPPARD, of the City of Tampa, in the State of Florida

                        (hereinafter referred to as the "Executive")

                                                              OF THE SECOND PART

      WHEREAS the Executive commenced employment with the Corporation in January 2002 as Executive Vice-President of the Corporation and President of the Corporation's U.S. division;

      AND WHEREAS the Executive became the President and Chief Operating Officer of the Corporation in July 2003;

      AND WHEREAS the Corporation has determined to appoint the Executive as Chief Executive Officer of the Corporation effective as of September 1, 2004;

      AND WHEREAS the Corporation and the Executive have agreed to enter into this Employment Agreement to formalize in writing the terms and conditions reached between them governing the Executive's employment;

      NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE 1 - COMMENCEMENT AND TERM

1.1 TERM. Subject to earlier termination in accordance with this Section 1.1 or Article 5 hereof, the term of the Executive's employment under this Agreement commences on September 1, 2004 and shall continue for an indefinite term (the "Term") until one party gives no less than thirty (30) days notice to the other that he or it wishes to terminate the Executive's employment
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                                      -2-


(a "Notice of Termination"). In the event that a Notice of Termination is delivered, the employment of the Executive shall end at the date specified in the Notice of Termination.

1.2 EFFECT. Notwithstanding the date on which this agreement is entered into, the terms of this Agreement shall not take effect until September 1, 2004, except that the (i) provisions of Section 3.2(a) shall have effect from January 1, 2004, and (ii) the provisions of Section 1.1 and Article 5 (and those Sections necessary to the enforcement thereof) shall have immediate effect, including any references therein to the retiree medical benefits provided under
Section 3.3(e). Notwithstanding the foregoing, if, prior to or on September 1, 2004, the Corporation determines to appoint another person to the office of Chief Executive Officer of the Corporation or fails to appoint the Executive to the office of Chief Executive Officer of the Corporation, the Corporation shall be deemed to have terminated the Executive for a reason other than for Just Cause, Disability, or death of the Executive for the purposes of Section 5.2 hereof and the Executive will be entitled to receive the payments and benefits contemplated by Section 5.2, provided that the Corporation may re-appoint its current Chief Executive Officer to serve as Chief Executive Officer of the Corporation until September 1, 2004.

ARTICLE 2 - EMPLOYMENT

2.1 POSITION. Subject to the terms and conditions hereof, the Executive shall be employed by the Corporation in the office of President and Chief Executive Officer of the Corporation effective as of September 1, 2004 and shall perform such duties and exercise such powers and responsibilities of such office as are set forth in the Statement of Responsibilities - Chief Executive Officer attached hereto which has been approved by the board of directors, as are contained in the by-laws of the Corporation and as are otherwise prescribed or specified from time to time by the board of directors of the Corporation. The Corporation agrees to submit the Executive's name for election to the board of directors of the Corporation at each annual meeting of the Corporation throughout the Term.

2.2 RESPONSIBILITIES. The Executive agrees to devote substantially all of his business time and attention to the business and affairs of the Corporation, to discharge the responsibilities assigned to the Executive, and to use the Executive's best efforts to perform faithfully and efficiently such responsibilities. The Executive shall be entitled to serve as a director on external boards of directors only upon the prior written approval of the Corporation. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that any or all of the foregoing activities do not materially interfere with the proper performance of his duties and responsibilities as the Corporation's President and Chief Executive Officer.

ARTICLE 3 - REMUNERATION

3.1 SALARY. During the Term, the Corporation shall pay the Executive a base salary (the "Base Salary") to be fixed by the board of directors of the Corporation from time to time, payable monthly in arrears. The Base Salary shall not be less than $550,000 per annum and shall be reviewed no less frequently than annually for increase in the discretion of the board of directors.
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                                      -3-


3.2   INCENTIVES.

      (a) ANNUAL BONUSES. The Executive shall be entitled to an annual performance-based bonus (the "Bonus") of an amount equal to up to one hundred percent (100%) of a bonus target of $600,000, such Bonus to be based on the achievement of specific objectives to be established and mutually agreed upon on an annual basis. Bonuses shall be earned and payable only upon completion of the relevant fiscal year and provided the Executive shall continue to be actively and continuously employed for the full duration thereof, unless otherwise provided in Article 5.

      (b) EXECUTIVE INCENTIVE PLAN. The Executive shall be entitled to participate each year in the Corporation's Executive Incentive Share Compensation Plan under terms substantially the same as those applicable under the Executive Share Compensation Plan in effect on January 4, 2004 or any successor plan thereto (all such plans referred to in the aggregate as the "EISCP") to the extent that the Executive's performance exceeds 100% of the annual performance objectives established for him.

      (c) LONG-TERM INCENTIVES. The Executive shall be entitled to participate in the long-term incentive plans and programs of the Corporation as made available from time to time to the executive officers of the Corporation.

3.3   BENEFITS AND PERQUISITES.

      (a) The Executive shall be entitled to participate in all of the Corporation's group insurance benefit plans, currently including basic medical, extended health, dental, long term disability, travel and accident insurance. All plans are governed by their terms.

      (b) The Corporation shall provide the Executive with supplemental disability benefits which would pay the Executive, in the event of termination of his employment for Disability (as defined in Section 5.1(b)), an amount equal to the sum of 60% of his Base Salary less the amount of any disability benefits provided under the Corporation's long-term disability plans. In the event that the Executive is totally or partially disabled and his employment is not terminated for Disability, the Corporation shall ensure that he continue to receive all remuneration provided for under this Article 3.

      (c) The Executive shall have the use of a leased automobile or an automobile allowance, provided the cost to the Corporation shall not exceed a monthly amount to be mutually agreed upon on an annual basis.

      (d) The Executive is not entitled to any other benefit or perquisite other than as specifically set out in this Agreement or agreed to in writing by the Corporation.

      (e) If the Executive's employment is terminated for any cause (other than for Just Cause or voluntary resignation other than for Good Reason prior to the Executive's 55th birthday), in addition to the other benefits the Executive shall receive upon such a termination, commencing on the later of the date of such termination or the date the Executive attains 55 years of age, the Executive and his spouse shall, as long as either of them shall live, and the Executive's daughter shall, until her 21st birthday, be entitled to health insurance benefits (medical, dental, and vision care, including prescriptions) ("Health Insurance Benefits") equal to
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                                      -4-


the greater of (i) all Health Insurance Benefits provided from time to time to the Chief Executive Officer of the Corporation or any successor corporation or, in the absence of such Chief Executive Officer, the highest paid officer of the Corporation or any successor corporation and (ii) the Health Insurance Benefits provided to the Executive immediately prior to the termination of his employment. Health Insurance Benefits shall include the benefits provided to the Executive as well as terms relating to the provision of such benefits. In the event the Corporation or successor corporation does not provide such Health Insurance Benefits, the Corporation shall reimburse the Executive for any expenses the Executive incurs to replace such Health Insurance Benefits. The benefits provided by this paragraph shall, as to any one or more of the Executive, his spouse, and his daughter (each, a "Beneficiary"), be suspended during any period such Beneficiary is eligible for substantially comparable benefits in connection with alternate employment.

      The Executive understands and acknowledges that the perquisites contemplated by this Section 3.3 shall be recorded as taxable benefits within the meaning of the Income Tax Act (Canada) and may have comparable treatment under the United States Internal Revenue Code.

3.4 VACATION. The Executive shall be entitled to five weeks' vacation with pay annually. Such vacation shall be taken at a time or times acceptable to the Corporation having regard to its operations. Accumulated vacation may be not carried except with the written approval of the Corporation.

3.5   EXPENSES.

      (a) Consistent with its corporate policies as established from time-to-time, the Corporation agrees to reimburse the Executive for all expenses reasonably incurred in connection with the performance of his duties upon being provided with proper vouchers or receipts.

      (b) The Corporation agrees to reimburse to the Executive for all reasonable legal and accounting expenses incurred in the negotiation and documentation of this Agreement in an amount up to $10,000.

      (c) The Executive shall be under no obligation to relocate his personal residence to the Toronto area. The Corporation shall provide and maintain for the Executive suitable rental accommodations in the Toronto area mutually acceptable to the Corporation and the Executive, acting reasonably, and pay any costs associated with the Executive's travel between Toronto and Tampa, Florida. In addition, the Executive's spouse shall be entitled to make a reasonable number of trips per year from her residence in Tampa to Toronto and the Corporation shall reimburse the Executive for the incurred cost of such travel upon presentation of proper receipts.

3.6   SHARE OPTIONS.

      (a) The Corporation shall, at the next grant of options, but no later than September 1, 2004, grant the Executive an irrevocable option (the "Option") to purchase 400,000 common shares in the capital of the Corporation (the "Optioned Shares") at a price equal to the closing share price on The Toronto Stock Exchange on the date prior to the date of the grant of such Option. The Option shall become exercisable on a cumulative basis in respect of 30% of the total Optioned Shares commencing on the first anniversary of the date of grant, 30% of the total Optioned Shares commencing on the second anniversary of the date of grant, and 40% of the
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                                      -5-


total Optioned unvested Option Shares commencing on the third anniversary of the date of grant. The Option shall expire in respect of Optioned Shares not theretofore acquired thereunder or in respect of which rights shall not otherwise have terminated on the seventh annual anniversary of the date of grant. The Executive acknowledges and agrees that no further options shall be granted to him until after January 2006.

      (b) The Executive agrees to acquire by no later than the third anniversary of the date of his appointment as Chief Executive Officer, and to thereafter maintain for the duration of his employment with the Corporation, not less than that number of common shares in the Corporation as is equal in value to his Base Salary multiplied by five and shall provide evidence of the shares held by him as may be required by the Corporation from time to time. Shares acquired on behalf of the Executive pursuant to the EISCP, whether or not vested (Executive's "EISCP Shares"), shall be counted toward this requirement unless and until the Executive shall have disposed of such shares.

      (c) The Executive will comply with all applicable securities laws and the Corporation's Insider Trading Policy and Insider Reporting Procedures (copies of which have been provided to the Executive) in respect of the Optioned Shares issued to the Executive and other shares of the Corporation acquired by the Executive.

      (d) All of the Executive's rights in respect of the Option in the Optioned Shares shall be governed by the terms and conditions set out in the Restated 1986 Common Share Option Plan (the "Option Plan") of the Corporation as amended, as it may be amended from time to time, a copy of which has been provided to the Executive, the provisions of which are incorporated into this Agreement by reference.

ARTICLE 4 - COVENANTS OF THE PARTIES

4.1   CONFIDENTIALITY.

      (a) The Executive acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation hereunder, the Executive will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation or its Affiliates, the disclosure of which to competitors of the Corporation or its Affiliates or to the general public, will be highly detrimental to the best interests of the Corporation or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Corporation. Except as may be required in the course of carrying our his duties hereunder, the Executive covenants and agrees that he will not disclose, for the duration of this Agreement or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Executive use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation (subject to his rights and obligations under Section 3.6), nor will he disclose nor use for any purpose, other than for those of the Corporation or its Affiliates or any other information which he may acquire during his employment with respect to the business and affairs of the Corporation or its Affiliates. Notwithstanding all of the foregoing, the Executive shall be entitled to disclose such information if required pursuant to a subpoena or order issued
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                                      -6-


by a court, arbitrator or governmental body, agency or official, provided that the Executive shall first have:

            (i)   notified the Corporation;

            (ii) consulted with the Corporation on the advisability of taking steps to resist such requirements;

            (iii) if the disclosure is required or deemed advisable, cooperate with the Corporation in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

      (b) For the purposes of this Agreement, "Affiliate" shall mean, with respect to any person or entity (herein the "first party"), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

4.2 INVENTIONS. The Executive acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Executive prior to or during his employment relating to the business or affairs of the Corporation, shall belong to the Corporation. In connection with the foregoing, the Executive agrees to execute any assignments and/or acknowledgements as may be requested by the board of directors from time to time.

4.3 CORPORATE OPPORTUNITIES. Any business opportunities related to the business of the Corporation which become known to the Executive during his employment hereunder must be fully disclosed and made available to the Corporation by the Executive, and the Executive agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

4.4   RESTRICTIVE COVENANTS.

      (a) The Executive will not at any time, without the prior written consent of the Corporation, during the Term of this Agreement or for a period of 24 months after the termination of the Executive's employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

            (i) anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit the Executive's name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;
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                                      -7-


            (ii) for the purpose of competing with any business of the Corporation, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation or any Affiliate at the time the Executive ceased to be employed by the Corporation or who was a client during the 12 months immediately preceding such time;

            (iii) solicit or offer employment to any person employed or engaged by the Corporation or any Affiliate at the time the Executive ceased to be employed by the Corporation or who was an employee or during the 12 month period immediately preceding such time.

      (b)   For the purposes of the Agreement:

            (i) "Territory" shall mean the countries in which the Corporation and its subsidiaries conduct the Business;

            (ii) "Business" shall mean the business of manufacturing, selling and distributing non-alcoholic beverages.

      (c) Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

4.5   GENERAL PROVISIONS.

      (a) The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Article 4, the Corporation's remedy in the form of monetary damages will be inadequate and that the Corporation shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

      (b) The parties acknowledge that the restrictions in this Article 4 are reasonable in all of the circumstances and the Executive acknowledges that the operation of restrictions contained in this Article 4 may seriously constrain his freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

      (c)   Each and every provision of these Sections 4.1, 4.2, 4.3, 4.4 and
4.5 hereunder shall survive the termination of this Agreement or the Executive's employment hereunder (regardless of the reason or such termination).

ARTICLE 5 - TERMINATION OF EMPLOYMENT

5.1 TERMINATION BY THE CORPORATION FOR JUST CAUSE, DISABILITY OR DEATH OR NOTICE OF TERMINATION.

      (a) The Corporation may terminate this Agreement and the Executive's employment hereunder without payment of any compensation either by way of anticipated earnings or damages of any kind at any time for Just Cause, Disability or death of the Executive, or by delivery of a Notice of Termination by the Executive.

      (b)   "Just Cause" shall mean:

            (i) gross misconduct or dishonesty in the discharge of his duties hereunder;

            (ii) theft, misappropriation or fraud against the Corporation or its property;

            (iii) alcoholism or addiction to a substance which materially impairs the Executive's ability to perform his duties hereunder;

            (iv)  wilful breach of fiduciary duties;

            (v)   gross negligence in the performance of the Executive's duties;
                  or

            (vi) the Executive commits a wilful and material breach of this Agreement,

unless, in the case of an act or omission described in clause (iv) or (v) above, the Executive remedies same, after notice from the Corporation, within a period which is reasonable in the circumstances.

            For the purposes of his Agreement, "Disability" shall have occurred if the Executive has been unable due to illness, disease, or mental or physical disability (in the opinion of a qualified medical practitioner who is satisfactory to the Executive and the Corporation acting reasonably), to fulfill his obligations hereunder either for any consecutive six (6) month period or for any period of 9 months (whether or not consecutive) in any consecutive 12 month period, or the Executive has been declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

            If the Executive and the Corporation cannot agree on a qualified medical practitioner, each party shall select a medical practitioner, and the two practitioners shall select a third who shall be the approved medical practitioner for this purpose.

            In the event of a termination of the Executive's employment on account of death or Disability, the Executive (if living) and his spouse and daughter shall be entitled to the retiree health benefit described in Section 3.3(e) above.

5.2   TERMINATION BY THE EMPLOYER WITHOUT CAUSE.

      (a) If the Executive's employment is terminated by the Corporation, including delivery by the Corporation of a Notice of Termination, for any reason other than for Just Cause,
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                                      -9-


Disability, death of the Executive, then the Corporation shall pay forthwith to the Executive or as he may direct, a lump sum amount equal to:

            (i) 24 months' of (A) Base Salary, (B) Bonus (based, for any termination of employment prior to January 1, 2006, on the target Bonus as described in Section 3.2(a), and for any termination thereafter on the average of the Bonus paid or payable to the Executive in respect of the most recent two completed fiscal years),

            (ii) a pro rated Bonus for the year in which Executive's termination occurs (based on the average of the Bonuses paid or payable to the Executive in respect of the most recent two completed fiscal years); plus

            (iii) the amount contributed to the EISCP on the Executive's behalf for the fiscal year immediately preceeding the Executive's termination, such contributions for any termination of employment prior to January 1, 2006, to be deemed to be $600,000.

      (b) In the event of the termination of the Executive's employment under this Section 5.2, the Corporation shall, to the extent it may do so legally and in compliance with the Corporation's benefit plans in existence from time to time, continue all group insurance benefits at a level equivalent to those provided to the Executive immediately prior to the termination for a period until the date which is 24 months following the date of termination, provided that, (a) the benefits contemplated by this sub-paragraph shall terminate on the date the Executive obtains alternate employment providing comparable benefits; and (b) if the Corporation cannot continue any particular group insurance benefit, the Corporation shall reimburse the Executive for any expenses incurred by the Executive to replace such group insurance benefit.

      (c) In the event of the termination of the Executive's employment under this Section 5.2, the Corporation shall provide Health Insurance Benefits to the Executive, his spouse, and his daughter in accordance with Section 3.3(e).

5.3   TERMINATION BY THE EXECUTIVE FOR GOOD REASON.

      (a) The Executive may terminate his employment at any time for Good Reason upon the occurrence, without the express written consent of the Executive, of any of the following:

            (i) a reduction in the Executive's then current Base Salary or target award opportunity under the Corporation's annual Bonus plan;

            (ii) the termination or material reduction of any employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction applicable to all executive officers of the Corporation);

            (iii) the Executive is not elected (or appointed) or reelected (or reappointed) to any of the executive officer positions described in Section 2.1 or is removed from any such position;

            (iv) a material diminution in the Executive's duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as the President and Chief Executive Officer of the Corporation;

            (v) the failure to continue the Executive's participation in any incentive compensation plan (including, for greater certainty the EISCP) unless a plan providing a substantially similar opportunity is substituted;

            (vi) the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Corporation on or before the date of such succession, unless the Executive shall have personally received the opinion of counsel to the Corporation that such transaction does not have an adverse legal effect on the rights of the Executive hereunder;

            (vii) any relocation of the Executive's principal place of employment that would require the Executive to relocate his principal place of residence to any location more than thirty miles from Tampa, Florida, unless the Executive consents to such relocation; or

            (viii) as provided in Section 5.4(a) below;

which, in any of the foregoing events, has not been remedied or cured by the Corporation within a reasonable period after notice from the Executive.

      (b) In the event the Executive terminates this Agreement for Good Reason, he shall be entitled to the same payments and benefits provided in
Section 5.2 above.

      (c) Notwithstanding any other provision in this Section 5.3, prior to the date the Executive becomes Chief Executive Officer, clause (iii) of Section 5.3(a) shall not apply, and clause (iv) of Section 5.3(a) shall be read to refer to the functions of Chief Operating Officer and President. This Section 5.3(c) shall not limit the application of Section 1.2 above.

5.4   TERMINATION UPON A CHANGE OF CONTROL.

      (a) If, following a Change in Control, the Executive's employment is terminated without Just Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to the payments and benefits provided in this Section 5.4. Also, immediately following a Change in Control, all amounts, entitlements or benefits in which the Executive is not vested shall become fully vested. Following a Change of Control the Executive may terminate his employment at any time for Good Reason by providing written notice to the Corporation within six months of the occurrence of such Change of Control, in which case the effective date of such termination and the termination of the Executive's employment shall be 30 days from the date of such written notice.

      (b) For the purposes of this Agreement, a "Change of Control" shall mean: (i) the occurrence, at any time during the Term of any person or group of persons acting jointly or in concert acquiring more than 50% of the outstanding voting shares in the Corporation, whether by way of takeover bid, merger, amalgamation or otherwise;
(ii) a sale by the Corporation of all or substantially all of the Corporation's undertaking and assets; or (iii) the voluntary liquidation, dissolution or winding-up of the Corporation, in connection with which a distribution is made to the holders of the Corporation's common shares.

      (c) In the event of termination of the Executive's employment pursuant to this Section 5.4, then the following provisions shall apply:

            (i) The Corporation shall pay forthwith to the Executive or as he may direct, a lump sum amount equal to 36 months of (A) Base Salary, (B) Bonus (based, for any termination of employment prior to January 1, 2006, on the target Bonus as described in
                  Section 3.2(a), and for any termination thereafter on the average of the Bonuses paid or payable to the Executive in respect of the most recent two completed fiscal years), and
                  (C) past contributions to the EISCP on the Executive's behalf, such contributions to be calculated, for any termination of employment prior to January 1, 2006, as $600,000 per year and for any termination thereafter as the average contributions to the EISCP on the Executive's behalf for the most recent two completed fiscal years;

            (ii) The Corporation shall continue, to the extent it may do so legally and in compliance with the Corporation's benefit plans in existence from time to time, all group and insurance benefits at a level equivalent to those provided to the Executive immediately prior to the termination for a period of 36 months following the date of termination, provided that, if the Corporation cannot continue any particular group insurance benefit, the Corporation shall reimburse the Executive for any expenses incurred by the Executive to replace such group insurance benefit.

            (iii) The Corporation shall provide Health Insurance Benefits to the
                  Executive, his spouse, and his daughter in accordance with
                  Section 3.3(e).

            (iv) In the event that any payment or other amount (a "Payment) is determined to constitute a parachute payment, as such term is defined in Section 280G(b)(2) of the United States Internal Revenue Code of 1986 as amended (a "Parachute Payment"), the Corporation shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Code ("Excise Tax") is payable with respect to the Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the aggregate of all Excise Taxes on all Payments such that the Executive is in the same position as if no Excise Taxes had been imposed with respect to any Payments. The determination of whether the Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this 5.4(c)(iv) shall be made by an independent auditor (the "Auditor") jointly selected by the Corporation and the Executive and paid by the Corporation. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Corporation or any Affiliate thereof. If the Executive and the Corporation cannot agree on the firm to serve as the Auditor, then the Executive and the Corporation shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Each of the Corporation and the Executive agree that if the Auditor determines that the Payments constitute, or are likely to constitute, a Parachute Payment, each of the Corporation and the Executive will in good faith consider any reasonable recommendation of the Auditor, to structure the Payments such that the Payments do not constitute a Parachute Payment.

            (v) Such termination shall otherwise be treated as, or deemed to be, a "retirement" under Section 16(iii) of the Option Plan with respect to all Options, and such termination shall be considered or deemed to be a "Normal Retirement" for purposes of the EISCP.

5.5 VOLUNTARY RESIGNATION; RETIREMENT. In the event the Executive wishes to resign his employment voluntarily, he shall provide at least one hundred and twenty (120) days' notice in writing to the Corporation. The Corporation may waive such notice in whole or in part by paying the Executive's Base Salary and continuing his group benefits and perquisites to the effective date of resignation.

5.6   SHARE OPTIONS; INCENTIVE SHARES.

      (a) Upon any termination of the Executive's employment under this Agreement (other than for Just Cause) and provided that the Executive is at least 55 years of age, such termination shall otherwise be treated as, or deemed to be, a "retirement" under Section 16(iii) of the Option Plan with respect to all Options.

      (b) Any termination of the Executive's employment under this Agreement (other than for Just Cause) shall, provided that the Executive is at least 55 years of age, be considered or deemed to be a "Normal Retirement" for purposes of the EISCP.

5.7 PAYMENT TO DATE OF TERMINATION. Regardless of the reasons for the termination, the Corporation shall make payment to the Executive to the effective date of termination for all Base Salary, any accrued but unpaid vacation entitlements, any earned but unpaid Bonus and, other than in the event of a termination for Just Cause, any other amounts earned, accrued (including Bonus and EISCP entitlements for the year in which the termination occurs) or owing to the Executive but not yet paid as well as other or additional benefits in accordance with applicable plans or programs of the Corporation.

5.8 RETURN OF PROPERTY. Upon any termination of his employment, the Executive shall forthwith deliver or cause to be delivered to the Corporation all books, documents, computer disks, and diskettes and other electronic data, effects, money, securities, or other property belonging to the Corporation or for which the Corporation is liable to others, which are in the possession, charge, control or custody of the Executive.

5.9 RELEASE. The Executive acknowledges and agrees that the payments pursuant to this Article shall be in full satisfaction of all terms of termination of his employment, including termination pay and severance pay pursuant to the Employment Standards Act (Ontario) as amended from time to time. Except as otherwise provided in this Article, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever. As condition precedent to any payment pursuant to this Article, the Executive agrees to deliver to the Corporation prior to any such payment, a full and final release from all actions or claims in connection therewith in favour of the Corporation, its affiliates, subsidiaries, directors, officers, employees and agents, in the form satisfactory to the Corporation, acting reasonably.

5.10 NO MITIGATION; SET-OFF; NATURE OF PAYMENTS. In the event of any termination of employment under this Article 5, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Agreement; provided, however, the Executive authorizes the Corporation to deduct from any payment due to him pursuant to this Agreement, any amounts owed by him to the Corporation by reason of purchases, advances, loans, or other similar contractual obligations to pay money. This provision shall be applied so as not to conflict with any applicable legislation. Any amounts due under this Article 5 are in the nature of severance payments considered to be reasonable by the Corporation and are not in the nature of a penalty.

5.11 PROVINCIAL LEGISLATION. All payments made and notice given pursuant to this Article 5 shall include notice of termination and severance pay as defined in the Employment Standards Act (Ontario) as it may from time to time be amended, the provisions of which are deemed to be incorporated into this Agreement and shall prevail to the extent greater.

ARTICLE 6 - DIRECTORS AND OFFICERS

6.1 RESIGNATION. If the Executive is a director or officer at the relevant time, the Executive agrees that after termination of his employment with the Corporation he will tender his resignation from any position he may hold as an officer or director of the Corporation or any of its affiliated or related companies.

6.2 INSURANCE. The Corporation shall maintain such directors' and officers' liability insurance for the benefit of the Executive in accordance with corporate policies and as generally provided to the directors of the Corporation.

6.3 INDEMNIFICATION. The Corporation agrees that, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member employee or agent, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation's certificate of incorporation or bylaws or resolutions of the Corporation's Board of Directors or, if greater, by the laws of the Province of Ontario, and the federal Laws of Canada applicable to the Corporation, against all cost, expense, liability, and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Corporation shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such cost and expenses.

ARTICLE 7 - ARBITRATION

7.1 All matters in difference between the parties in relation to this Agreement, shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by the Corporation and one to be appointed by the Executive and a third to be chosen by the first two arbitrators named before they enter upon the business of arbitration. The arbitration shall be conducted in accordance with the Arbitrations Act (Ontario) as it may from time to time be amended. The award and determination of the arbitrator or arbitrators or any of two of three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns.

ARTICLE 8 - CONTRACT PROVISIONS

8.1 HEADINGS. The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

8.2 INDEPENDENT ADVICE. The Corporation and the Executive acknowledge and agree that they have each obtained independent legal advice in connection with this Agreement and they further acknowledge and agree that they have read, understand and agree with all of the terms hereof and that they are executing this Agreement voluntarily and in good faith.

8.3   GENDER. Words denoting any gender include both genders.

8.4 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the court of the Province of Ontario with respect to any matters arising out of this Agreement.

8.5 ENTIRE AGREEMENT. This Agreement, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to such employments for the Executive and supersedes and replaces all prior agreements between the parties hereto in respect of the matters or things herein provided for, including, effective September 1, 2004, the employment agreement between the Executive and the Corporation dated December 21, 2001, as amended. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

8.6 SEVERABILITY. If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

8.7 NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

      (a)   in the case of the Corporation:


            Cott Corporation
            207 Queen's Quay West
            Suite 340
            Toronto, Ontario
            M5J 1A7


            Facsimile:(416) 203-5609

            Attention: Chairman

            -and-

            Attention: General Counsel

      (b)   in the case of the Executive:

            to the last address of the Executive
            in the records of the Corporation
            and its subsidiaries

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

8.8 SUCCESSORS. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective personal or legal representatives, heirs, executors, administrators, successors and assigns. The Executive's spouse and daughter are intended third party beneficiaries with regard to their benefits as described in Section 3.3(e) above.

8.9 SURVIVORSHIP. Upon the termination of Executive's employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

8.10 TAXES. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.

8.11 CURRENCY. All dollar amounts set forth or referred to in this Agreement refer to U.S. currency.

8.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     COTT CORPORATION




                                     Per:    /s/ Frank E. Weise
                                             -----------------------------------
                                             Frank E. Weise

                                     I have authority to bind the Corporation


                                     Per:    /s/ Serge Gouin
                                             -----------------------------------
                                             Serge Gouin

                                     I have authority to bind the Corporation


SIGNED, SEALED & DELIVERED           )
   in the presence of                )
                                     )
                                     )
/s/ Dale Wellhofer                   )       /s/ John K Sheppard             l/s
                                             -----------------------------------
                                             JOHN K. SHEPPARD

                                COTT CORPORATION

                         STATEMENT OF RESPONSIBILITIES

                          - CHIEF EXECUTIVE OFFICER -

The Chief Executive Officer of Cott Corporation (the "Corporation") shall be responsible for directing the Corporation with the objective of providing maximum profit and return on invested capital, establishing short-term and long-term objectives, plans, performance standards and policies subject to the approval of the Board of Directors. To that end, the Chief Executive Officer will be ultimately responsible for:

- Preparing, at least annually, a statement of objectives, plans, performance standards and policies for the Corporation, which shall be reviewed by the Human Resources, Compensation and Corporate Governance Committee and shall be approved by the Board of Directors.

- Ensuring that the Corporation's material operating plans, performance standards and policies are uniformly understood and properly interpreted and administered by subordinates.

- Presenting proposed operating and capital expenditure budgets for review and approval by the Board of Directors.

- Directing all investigations and negotiation pertaining to material acquisitions or dispositions, mergers and joint ventures.

- Representing the Corporation as appropriate in its relationship with major customers, suppliers, competitors, commercial and investment bankers, investment analysts, the media, security holders, government agencies, professional associations, unions, employees and the public generally.

- Analyzing the operating results of the Corporation and its principal divisions relative to established objectives and taking appropriate steps to correct unsatisfactory conditions.

- Making recommendations to the Human Resources, Compensation and Corporate Governance Committee as regards Senior Officer succession planning and compensation.

- Insuring the adequacy and soundness of the Corporation's financial structure and reviewing projections of working capital requirements.

- Delegating any or all of the above-noted responsibilities and maintaining ultimate supervisory responsibility to ensure that they are performed.